Exhibit 16.1

August 22, 2012

Securities and Exchange Commission
100 F Street, N.E
Washington, D.C. 20549-7561

Dear Sirs and Madams:

We have read the statements of EnXnet, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Forms 8-K/A-1  dated August 22, 2012 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

PATTILLO, BROWN & HILL, L.L.P.

PATTILLO, BROWN & HILL, L.L.P.

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